UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 22, 2006

Date of Report (Date of earliest event reported)

HYPERSPACE COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8480 East Orchard Road, Suite 6600, Greenwood Village, CO 80111

(Address of principal executive offices)

(303) 566-6500

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

MPC Computers, LLC (“MPC”), a wholly owned subsidiary of HyperSpace Communications, Inc. (“HyperSpace”), is party to a Loan and Security Agreement, dated July 8, 2005, by and among Wachovia Capital Finance Corporation (Western) (“Wachovia”) and MPC, MPC-G, LLC, MPC Solutions Sales, LLC and GTG PC Holdings, LLC as guarantor (as amended, the “Loan Agreement”). HyperSpace is a guarantor of the Loan Agreement.

On March 24, 2006, MPC, certain affiliates of MPC, and Wachovia have entered into an amendment to the Loan Agreement, a copy of which is attached as Exhibit 99.1 (the “Amendment”). Among other things, the Amendment: (1) Reduces the maximum available credit under the Loan Agreement from $60,000,000 to $25,000,000; (2) increases the interest rate from one-half percent per annum in excess of the Prime Rate to two and one-half percent in excess of the prime rate; (3) reduces loan limits for certain categories of inventory; (4) reduces the EBITDA covenant for the first quarter of 2006; (5) increases the amount of the excess reserve from $1 million to $2.5 million; and (6) waives the failure of MPC to meet its EBITDA covenants for the 3-month period ending December 31, 2005.

Item 5.02	Departure of Director or Principal Officers; Election of Directors; Appointment of Principal Officers

Jordan W. Katz resigned from the HyperSpace Board of Directors on March 22, 2006. Mr. Katz served on the Compensation Committee and the Nominating Committee. Angela Blatteis resigned from the Board of Directors on March 23, 2006. The resignation letters from Mr. Katz and Ms. Blatteis are attached as Exhibit 17.1 and 17.2, respectively. HyperSpace is unaware of any disagreement between Mr. Katz or Ms. Blatteis and HyperSpace.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

17.1	Resignation of Jordan W. Katz, dated March 22, 2006.
17.2	Resignation of Angela Blatteis, dated March 23, 2006.
99.1

Amendment No. 3 to Loan and Security Agreement dated March 24, 2006 by and among MPC Computers, LLC, MPC-G, LLC, MPC Solutions Sales, LLC, GTG PC Holding, LLC and Wachovia Capital Finance Corporation (Western).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HyperSpace Communications, Inc.

Date: March 24, 2006	By: /s/ Brian T. Hansen Brian T. Hansen VP & General Counsel

EXHIBIT INDEX

Exhibit No.	Description
17.1	Resignation of Jordan W. Katz, dated March 22, 2006.
17.2	Resignation of Angela Blatteis, dated March 23, 2006.
99.1

Amendment No. 3 to Loan and Security Agreement dated March 24, 2006 by and among MPC Computers, LLC, MPC-G, LLC, MPC Solutions Sales, LLC, GTG PC Holding, LLC and Wachovia Capital Finance Corporation (Western).